                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     / /

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           HYDRON TECHNOLOGIES, INC
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                           HYDRON TECHNOLOGIES, INC.
                          1001 YAMATO ROAD, SUITE 403
                           BOCA RATON, FLORIDA 33431

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON

                                 JULY 25, 1996

TO THE SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders (the 'Annual Meeting') of Hydron Technologies, Inc. (the 'Company') has been called for and will be held at 10:00 A.M., local time, on July 25, 1996, at the Boca Raton Marriot Crocker Center, 5150 Town Center Circle, Boca Raton, Florida 33486 for the following purposes:

          1. To elect nine (9) directors of the Company to serve as the Board of Directors to hold office until the next Annual Meeting of the Shareholders and until their successors are elected and qualify;

          2. To ratify the appointment by the Board of Directors of Ernst & Young, LLP, independent certified public accountants, to serve as independent auditors for the current fiscal year; and

          3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on June 24, 1996 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. The list of shareholders entitled to vote at the Annual Meeting will be available for the examination of any shareholder at the Company's offices at 1001 Yamato Road, Suite 403, Boca Raton, Florida 33431, for ten (10) days prior to July 25, 1996.

                                              By Order of the Board of Directors

                                                            CHAUDHURY M. PRASAD,
                                                                       Secretary

Dated: June 24, 1996

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FILL IN, SIGN, AND DATE THE PROXY SUBMITTED HEREWITH AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING. THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.

                           HYDRON TECHNOLOGIES, INC.
                                PROXY STATEMENT
                                    GENERAL

     This Proxy Statement is furnished by the Board of Directors of Hydron Technologies, Inc. (the 'Company'), a New York corporation with offices located at 1001 Yamato Road, Suite 403, Boca Raton, Florida 33431, in connection with the solicitation of proxies to be used at the annual meeting of shareholders of the Company to be held on July 25, 1996, and at any adjournments thereof (the 'Annual Meeting'). This proxy statement will be mailed to shareholders beginning approximately June 25, 1996. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, or by a shareholder voting in person at the Annual Meeting.

     All properly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions marked thereon or otherwise as provided therein. Unless instructions to the contrary are indicated, proxies will be voted for the election of nine (9) directors; and for the ratification of the selection by the Board of Directors of Ernst & Young, LLP as the independent certified public accountants of the Company.

     A copy of the annual report of the Company for the fiscal year ended December 31, 1995, which contains financial statements audited by the Company's independent certified public accountants, accompanies this proxy statement.

     The cost of preparing, assembling and mailing this notice of meeting, proxy statement, the enclosed annual report and proxy will be borne by the Company. In addition to solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telegraph, or cable. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock. The Company will reimburse such persons for their expenses in forwarding soliciting material.

                             VOTING SECURITIES AND
                           PRINCIPAL HOLDERS THEREOF

     The Board of Directors has fixed the close of business on June 24, 1996 as the record date (the 'Record Date') for the determination of shareholders entitled to notice of, and to vote at the Annual Meeting. Only shareholders on the Record Date will be able to vote at the Annual Meeting, and will be entitled to one (1) vote for each share held, with no shares having cumulative voting rights.

     On the Record Date, there were 22,682,885 outstanding shares of the Company's $.01 par value common stock ('Common Stock'). There was no other class of voting securities outstanding at that date. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the meeting.

     Management of the Company knows of no business other than that specified in

Item numbers 1 and 2 of the Notice of Annual Meeting which will be presented for consideration at the Annual Meeting. If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

     The following table sets forth information as of the close of business on the Record Date as to the total number of shares of equity securities of the Company, owned by each person known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock:

        NAME AND            AMOUNT AND
       ADDRESS OF            NATUE OF       APPROXIMATE
       BENEFICIAL           BENEFICIAL      PERCENT OF
          OWNER             OWNERSHIP          CLASS
- -------------------------   ----------      -----------

Harvey Tauman ...........   2,345,000 (1)       10.2%
1001 Yamato Road
Suite 403
Boca Raton, FL 33431

Richard Banakus .........   1,510,000 (2)        6.7%
82 Verissimo Drive
Novato, CA 94947

- ------------------
(1) Consists of 1,000,000 shares held directly; options to purchase 300,000 shares; 766,889 shares held as co-trustee and life estate beneficiary of Marital Trust of deceased spouse; 233,111 held as personal representative and life estate beneficiary of estate of deceased spouse; and 45,000 shares held as trustee for an emancipated child.

(2) Consists of 1,500,000 shares held directly and options to purchase 10,000 shares.

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

GENERAL

     At the Annual Meeting, nine (9) directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors shall be duly elected and qualify. During 1995 the number of Directors was initially seven
(7), and the Board consisted of Messrs. Harvey Tauman, Richard Tauman, Chaudhury
M. Prasad, Frank Fiur, Samuel M. Leb, M.D., Nestor M. Cardero, C.P.A. and Joseph
A. Caccamo, Esq. In April 1995, pursuant to the authority granted in the Company's By-Laws, the Board of Directors voted to increase the number of members of the Board from seven (7) to nine (9) effective at the 1995 Annual

Meeting held on June 9, 1995, and Messrs. Hugues Lamotte and Richard Banakus, along with all of the returning directors were elected at the Company's 1995 Annual Meeting of Shareholders. Unless otherwise specified, all proxies will be voted in favor of the nine (9) nominees below as directors of the Company.

     If any nominee should subsequently become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute. Directors are elected by a plurality of the votes cast.

     The following table sets forth certain information about each nominee for director of the Company including the number and percent of shares of Common Stock beneficially owned as of the Record Date by each nominee, executive officers and by all officers and directors of the Company as a group (11 persons):

     NAME AND ADDRESS OF         AMOUNT AND NATURE OF      APPROXIMATE PERCENT
       BENEFICIAL OWNER          BENEFICIAL OWNERSHIP            OF CLASS
- ------------------------------   --------------------      --------------------
Harvey Tauman ................         2,345,000(1)               10.2%
1001 Yamato Road,
Suite 403
Boca Raton, FL 33431

Richard Tauman ...............           110,000(2)            Less than 1%
1001 Yamato Road,
Suite 403
Boca Raton, FL 33431

Chaudhury M. Prasad ..........           202,700(3)            Less than 1%
1001 Yamato Road,
Suite 403
Boca Raton, FL 33431

Karen Gray ...................            90,000(4)            Less than 1%
1001 Yamato Road,
Suite 403
Boca Raton, FL 33431

Frank Fiur ...................           145,000(5)            Less than 1%
469 W. 83rd Street
Hialeah, FL 33041

Samuel M. Leb, M.D. ..........           301,252(6)                1.3%
1905 So. Oak Haven Circle
No. Miami Beach, FL 33179

Nester M. Cardero, C.P.A. ....            43,500(7)            Less than 1%

14222 S.W. 97th Terrace
Miami, FL 33183

Joseph A. Caccamo, Esq. ......            45,500(8)            Less than 1%
666 Third Avenue
18th Floor
New York, NY 10017

Thomas G. Burns ..............            60,000(9)            Less than 1%
1001 Yamato Road,
Suite 403
Boca Raton, FL 33431

Richard Banakus ..............         1,510,000(10)               6.7%
82 Verissimo Drive
Novato, CA 94947

     NAME AND ADDRESS OF         AMOUNT AND NATURE OF      APPROXIMATE PERCENT
       BENEFICIAL OWNER          BENEFICIAL OWNERSHIP            OF CLASS
- ------------------------------   --------------------      --------------------
Hugues Lamotte ...............           410,000(11)               1.8%
Atlas Capital Limited
5 Clifford Street
London, W1X1RB England

All officers and directors ...         5,165,952(12)              22.1%
as a group (11 persons)

- ------------------
 (1) Consists of 1,000,000 shares held directly; options to purchase 300,000 shares; 766,899 shares held as co-trustee and life estate beneficiary of Marital Trust of deceased spouse; 233,111 held as personal representative and life estate beneficiary of estate of deceased spouse; and 45,000 shares held as trustee for an emancipated child.

 (2) Consists of 50,000 shares held directly; and options to purchase 60,000 shares.

 (3) Consists of 200,200 shares held directly and options to purchase 2,500 shares.

 (4) Consists of options to purchase shares.

 (5) Consists of 125,000 shares held directly; and options to purchase 20,000 shares of Common Stock. Does not include 109,000 shares held directly by

     Evette Fiur, his wife, as to which he disclaims beneficial ownership.

 (6) Consists of 127,100 shares held jointly with his wife; 144,152 shares held indirectly through an IRA; and options to purchase 30,000 shares.

 (7) Consists of 1,500 shares held indirectly through an IRA, 2,000 shares held jointly with his wife, 20,000 shares of Common Stock held directly and options to purchase 20,000 shares. Does not include 1,500 shares held by his wife in an IRA, as to which Mr. Cardero disclaims beneficial ownership.

 (8) Consists of options to purchase 45,000 shares and 500 shares held as trustee for the benefit of his family.

 (9) Consists of options to purchase shares.

(10) Consists of 1,500,000 shares held directly and options to purchase 10,000 shares.

(11) Consists of 300,000 shares held directly and options to purchase 110,000 shares.

(12) Consists of 4,515,452 shares held directly and options to purchase 647,500 shares, as well as 3,000 shares held by National Patent Development Corporation, which has granted to the Company a proxy to vote its shares of Common Stock.

CERTAIN INFORMATION REGARDING DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

     Harvey Tauman, age 54, has been Chairman of the Board of Directors, Chief Executive Officer, President and Treasurer of the Company for more than the past five (5) years. Mr. Tauman became a director of the Company in 1971. Harvey Tauman is the father of Richard Tauman, who is a Director, Chief Operating Officer and Executive Vice President.

     Richard Tauman, age 29, became a Director and Vice President, Production, in March 1994. In April 1995 he was appointed Executive Vice President and in May 1996 he was appointed Chief Operating Officer. In May 1989 he graduated from the University of Miami with a BBA degree in Marketing, and since such time has worked for the Company, predominately in product production. Richard Tauman is the son of Harvey Tauman, the Chairman of the Board and President.

     Chaudhury M. Prasad, age 49 and a Director since 1975, has been Vice President, Operations, and Secretary of the Company for more than the past five
(5) years.

     Frank Fiur, age 82 and a Director since 1980, has been a consultant to the Company on business and financial matters for more than the past five (5) years. In addition, he is a real estate broker and salesman for The Fiur Organization, Inc., industrial real estate brokers.


     Samuel M. Leb, age 72 and a Director since 1988, was a self-employed practicing surgeon from 1958 through August 1993, when he retired. From 1969 through December 1987, he was a member of the Board of Trustees of Parkway Regional Medical Center, North Miami Beach, Florida.

     Nestor M. Cardero, age 55 and a Director since 1990, is a certified public accountant in private practice. He was a tax partner at Karpel & Company, P.A. from March 1989 through November 1990. Prior to that time and for more than five
(5) years, he was a tax partner at KPMG Peat Marwick and its predecessor KMG Main Hurdman, the Company's former independent auditors.

     Joseph A. Caccamo, age 41 and a Director since August 1992, has been a practicing attorney since 1981. From May 1987 through February 1991, he was an associate of Parker Chapin Flattau & Klimpl, New York City, and from February 1991 through August 1991, he was of counsel to Brandeis, Bernstein & Wasserman, New York City. In September 1991 he founded Joseph A. Caccamo Attorney at Law, P.C., which is general counsel to the Company. He is also a director of Jean Philippe Fragrances, Inc., a company engaged in the production and distribution of fragrances and cosmetics, which has its common stock listed on The Nasdaq Stock Market (National Market System).

     Richard Banakus, age 49, was elected as a member of the Board of Directors in June 1995. During the period from April 1991 to the present, Mr. Banakus has been a private investor with interests in a number of privately and publicly held companies. From July 1988 through March 1991, he was the managing partner of Banyan Securities, Larkspur, California, which he founded.

     Hugues Lamotte, age 53, was elected as a member of the Board of Directors in June 1995. Mr. Lamotte has been engaged in managerial, marketing and asset management functions in international finance for the past twenty-seven (27) years. He has a broad array of investment experience, working both in the United States and European Community. From 1974 through 1993 he was the Managing Director of Wertheim Schroder & Co., Incorporated, a full service investment banking firm with offices in New York, London and Paris. He is credited with starting the firm's European operation and opened offices in London, Paris and Geneva, and was formerly President of Wertheim Schroder International. During his association with Wertheim Schroder & Co., he advised numerous European and United States institutional clients with regard to their global asset allocations and investments. In 1993, he started an investment firm, Atlas Capital Management, and is its Chairman and Chief Executive Officer. In addition, he is the Manager of Atlas Global Fund. Mr. Lamotte is an MBA graduate of the University of Paris.

     Karen Gray, age 37, was appointed Vice President, Corporate Communications in October 1993. From 1984 until October 1990, Ms. Gray was the Director of Corporate Communications for ISI Systems, Inc., a then publicly held company and producer and distributor of computer software for the insurance industry. From November 1990 through December 1990, Ms. Gray was relocating to Florida, where she founded Mar/Comm Associates, Inc., Miami Beach, Florida, a marketing communications firm. From January 1991 to October 1993, she was the principal of Mar/Comm Associates, Inc., which acted as a public and investor relations consultant to the Company from June 1992 through October 1993.

     Thomas G. Burns, age 38, was hired as Chief Financial Officer in June 1994, and was appointed as Vice President, Finance in April 1995. Mr. Burns served most recently as Audit Senior Manager for Ernst & Young, LLP of West Palm Beach, Florida, where he had worked as a certified public accountant since 1981.

CERTAIN INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has three (3) standing committees: the Stock Option Committee, which has the function of administering the Company's 1993 Stock Option Plan; the Audit Committee, which has the function of recommending to the Board of Directors the appointment of independent auditors and of reviewing the performance and scope of audit and nonaudit services to be performed by the independent auditors; and the Executive Compensation Committee, which oversees the compensation of the executive officers of the Company.

     The Stock Option Committee held five (5) meetings during the fiscal year ended December 31, 1995, and consisted of Messrs. Fiur, Cardero, Caccamo and Dr. Leb.

     The Audit Committee held one (1) meeting during the fiscal year ended December 31, 1995, and consisted of Messrs. Fiur, Cardero and Dr. Leb.

     The Executive Compensation Committee, which held two (2) meetings during the fiscal year ended December 31, 1995, consisted of Messrs. Fiur, Cardero, Caccamo and Dr. Leb.

     The Board of Directors held six (6) meetings of the full Board in the fiscal year ended December 31, 1995, and all of the directors attended not less than 75% of such meetings and meetings of committees of the Board on which they served.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and all other persons who were executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993:

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION                       LONG TERM AWARDS
                                        ---------------------------------------------------    -----------------------
                                                                                OTHER          NUMBER
              NAME AND                                                          ANNUAL           OF        ALL OTHER

         PRINCIPAL POSITION             YEAR    SALARY ($)    BONUS ($)    COMPENSATION ($)    OPTIONS    COMPENSATION
- -------------------------------------   ----    ----------    ---------    ----------------    -------    ------------
Harvey Tauman .......................   1995     $ 402,480    $ 100,000       $    4,940       100,000      $ 30,960
  Chief Executive Officer,              1994     $ 335,400    $ 150,000       $    4,940       200,000       -0-
  President and Treasurer(1)            1993     $ 260,251       -0-          $1,381,110(2)      -0-         -0-

Richard Tauman ......................   1995     $  74,360    $  12,500         -0-             60,000      $  2,860
  Executive Vice                        1994        58,525    $  10,500          523,813(4)      -0-         -0-
  President(3)                          1993        NA           NA             NA               NA           NA

Chaudhury M. Prasad .................   1995     $  76,440    $   7,500         -0-              2,500       -0-
  Vice President,                       1994     $  72,800    $   7,500          679,939         -0-         -0-
  Operations and Secretary(5)           1993     $  65,508       -0-          $    9,996         -0-         -0-

Karen Gray ..........................   1995     $  60,060    $  10,000         -0-             10,000       -0-
  Vice President,                       1994     $  54,000    $   7,500          103,750(8)      -0-         -0-
  Corporate Communications(7)           1993     $   8,400       -0-            -0-             50,000       -0-

Thomas G. Burns......................   1995     $  88,452    $  10,000       $    4,800        10,000       -0-
  Vice President,                       1994     $  48,600    $   5,000       $    2,800        50,000       -0-
  Finance, and Chief                    1993        NA           NA             NA               NA           NA
  Financial Officer(9)

- ------------------
(1) As of December 31, 1995 Mr. Tauman beneficially held 2,000,000 restricted shares of Common Stock, with an aggregate value of $3,500,000 based upon the closing price of the Company's Common Stock as reported by the Nasdaq Stock Market, National Market system, of $1.75.
(2) Represents income attributable to the difference between the exercise price of stock options and the fair market value of the Common Stock on the date of exercise.
(3) As December 31, 1995 Mr. Tauman beneficially held 100,000 restricted shares of Common Stock, with an aggregate value of $175,000 based upon the closing price of the Company's Common Stock as reported by the Nasdaq Stock Market, National Market system, of $1.75.
(4) Represents income attributable to the difference between the exercise price of stock options exercised and the fair market value of the Common Stock on the date of such exercise.
(5) As of December 31, 1995 Mr. Prasad held 200,200 restricted shares of Common Stock, with an aggregate value of $350,350 based upon the closing price of the Company's Common Stock as reported by the Nasdaq Stock Market, National Market system, of $1.75.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(6) Represents income attributable to the difference between the exercise price of stock options exercised and the fair market value of the Common Stock on the date of such exercise.

(7) Ms. Gray did not hold any restricted shares of Common Stock as of December 31, 1995.

(8) Represents income attributable to the difference between the exercise price of stock options exercised and the fair market value of the Common Stock on the date of such exercise.

(9) Mr. Burns did not hold any restricted shares of Common Stock as of December 31, 1995.

     The following table sets forth certain information relating to stock option grants during Fiscal 1995, for the Company's Chief Executive Officer and all other persons who were executive officers of the Company and its subsidiaries for Fiscal 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUALIZED GRANTS                                         POTENTIAL REALIZED VALUE
- ---------------------------------------------------------------------------------------------    AT ASSUMED RATES OF STOCK
                                        NUMBER OF      PERCENT OF                                 APPRECIATION FOR OPTION
                                       SECURITIES     TOTAL OPTIONS                                         TERM
                                       UNDERLYING      GRANTED TO                                --------------------------
                                         OPTIONS      EMPLOYEES IN     EXERCISE    EXPIRATION     FIVE (5%)      TEN (10%)
                NAME                   GRANTED (#)     FISCAL YEAR      PRICE         DATE       PERCENT ($)    PERCENT ($)
- ------------------------------------   -----------    -------------    --------    ----------    -----------    -----------
Harvey Tauman.......................      100,000          0.48         $2.285     11/07/2000      $63,130       $ 139,502
Richard Tauman......................       10,000          0.05          2.285     11/07/2000        6,313          13,950
Richard Tauman......................       50,000          0.24          4.606     01/05/2000       63,631         140,608
Chaudhury M. Prasad.................        2,500          0.01          2.285     11/07/2000        1,578           3,488
Karen Gray..........................       10,000          0.05          2.285     11/07/2000        6,313          13,950
Thomas G. Burns.....................       10,000          0.05          2.285     11/07/2000        6,313          13,950

     The following table sets forth certain information relating to option exercises effected during Fiscal 1995, and the value of options held as of such date by the Company's Chief Executive Officer and all other persons who were executive officers of the Company and its subsidiaries for Fiscal 1995:

                   AGGREGATE OPTION EXERCISES FOR FISCAL 1995
                           AND YEAR END OPTION VALUES

                                                                                                    VALUE (1) OF UNEXERCISED

                                                                           NUMBER OF UNEXERCISED      IN-THE-MONEY OPTIONS
                                                                                OPTIONS AT            AT DECEMBER 31, 1995
                                                              VALUE          DECEMBER 31, 1995      ------------------------
                                     SHARES ACQUIRED       ($)REALIZED         EXERCISABLE/               EXERCISABLE/
              NAME                     ON EXERCISE             (2)             UNEXERCISABLE             UNEXERCISABLE
- ---------------------------------   ------------------    -------------    ---------------------    ------------------------
Harvey Tauman....................         -0-                -0-              300,000/-0-            $              -0-/-0-
Richard Tauman...................         -0-                -0-              60,000/-0-             $              -0-/-0-
Chaudhury M. Prasad..............         -0-                -0-               2,500/-0-             $              -0-/-0-
Karen Gray.......................         -0-                -0-              90,000/-0-             $           10,000/-0-
Thomas G. Burns..................         -0-                -0-             30,000/30,000           $              -0-/-0-

- ------------------
(1) Total value of unexercised options is based upon the closing price ($1.75) of the Common Stock as reported by the Nasdaq Stock Market on December 31, 1995.
(2) Value realized in dollars is the amount that the shareholder is deemed to have received as the result of the exercise of options, based upon the difference between the fair market value of the Common Stock as reported by the Nasdaq Stock Market on the date of exercise and the exercise price of the options at the time of the exercise.

Employment Agreements

     Harvey Tauman has an employment agreement with the Company whereby he is to serve as Chief Executive Officer, President and Treasurer of the Company through April 30, 2003. His salary will increase annually by an amount equal to the greater of (i) 5% of his base salary for the immediately preceding employment term or (ii) increases as reflected in the Consumer Price Index, and which may also be increased at any time at the discretion of the Board of Directors. In addition, effective September 1, 1993 contemporaneous with the commencement of the effective date of the QVC License Agreement, the Board of Directors voted to increase Mr. Tauman's base salary (as defined in the employment agreement) by $100,000 in consideration of the services to be performed by Harvey Tauman pursuant to the terms of the QVC License Agreement. Such increase in base salary is to remain in effect only for the so long as the QVC License Agreement shall remain in effect.

     Richard Tauman, Executive Vice President and Chief Operating Officer, has an employment agreement with the Company whereby he is to serve as an executive officer of the Company through August 31, 2004. His salary will increase annually by an amount equal to the greater of (i) five percent (5%) of his base salary for the immediately preceding employment term or (ii) increases as reflected in the Consumer Price Index and which may also be increased at any time at the discretion of the Board of Directors.

     Chaudhury M. Prasad has an employment agreement with the Company whereby Mr. Prasad is to serve as Secretary of the Company through April 30, 2003. His annual salary may be increased at any time at the discretion of the Board of Directors.

     Each of the above employment agreements provide that, if a change in control of the Company has occurred and thereafter such employee shall terminate his employment with the Company, or if his employment is terminated by the Company for any reason other than death or disability, such employee shall be entitled to receive (i) his regular compensation, including all awards, perquisites and benefits, through the date on which his employment terminates and (ii) a lump sum payment in an amount equal to 2.99 times his 'base amount' (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended).

Compensation of Directors

     There are no standard arrangements whereby directors who are also employees of the Company are compensated.

     Nonemployee directors receive an annual fee of $5,000, and in November 1995 each of Messrs. Frank Fiur, Samuel M. Leb, Nestor Cardero, Joseph A. Caccamo, Richard Banakus and Hugues Lamotte were paid $5,000 for their service as a director.

     On December 22, 1993, the Board of Directors of the Company adopted the 1993 Nonemployee Stock Option Plan (the '1993 Plan'). This Plan was approved by the stockholders on July 19, 1994. The purpose of the 1993 Plan is to assist the Company in attracting and retaining key directors who are responsible for continuing the growth and success of the Company.

     The 1993 Plan provides nonqualified stock options for nonemployee directors to purchase an aggregate of 250,000 shares of Common Stock, with grants of options to purchase 10,000 shares on each September 1st, and grants of options to purchase 10,000 shares upon election or appointment of any new nonemployee directors which will not be exercisable for a one (1) year period, at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant but in no event less that $2.50 per share. Each of Messrs. Frank Fiur, Samuel M. Leb, Nestor Cardero and Joseph A. Caccamo were granted options to purchase 10,000 shares of Common Stock at the exercise price of $3.21875 per share in September 1995. Each of Messrs. Richard Banakus and Hugues Lamotte were granted options to purchase 10,000 shares of Common Stock at the exercise price of $4.78125 per share under the 1993 Plan upon their election to the Board of Directors in June 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors established the Executive Compensation Committee of the Board of Directors (the 'Compensation Committee') in October 1993 to oversee all issues of executive compensation, except for the administration of the Company's stock option plans, which are administered by the Stock Option Committee of the Board of Directors. Commencing in October 1993 both the Compensation Committee and the Stock Option Committee consisted of Messrs. Fiur, Cardero, Caccamo and Dr. Leb.

     The following persons participated in discussions concerning executive compensation during fiscal year ended December 31, 1995 ('Fiscal 1995'), with generally (except with regard to the compensation of the Chief Executive Officer) the Chief Executive Officer initiating and recommending executive compensation levels: Harvey Tauman, the Chief Executive Officer, President, Treasurer and Chairman of the Board of Directors; Richard Tauman, Executive Vice President (now Chief Operating Officer) and a member of the Board of Directors, and each of the members of the Compensation Committee, Messrs. Fiur, Cardero, Caccamo and Dr. Leb.

REPORT ON EXECUTIVE COMPENSATION

  General

     The Securities and Exchange Commission ('Commission') has adopted rules which require most public companies to provide detailed information regarding compensation and benefits provided to their chief executive officer and to each of the four (4) most highly compensated executive officers, other than the chief executive officer, whose annual base salary and bonus compensation was in excess of $100,000. Although no executive officer other than Harvey Tauman had combined annual base salary and bonus compensation in excess of $100,000, this report for Fiscal 1995 covers Harvey Tauman, the Chief Executive Officer, and all persons who were executive officers for Fiscal 1995: Richard Tauman, Executive Vice President (now Chief Operating Officer); Chaudhury M. Prasad, Vice President, Operations and Secretary; Karen Gray, Vice President, Corporate Communications; and Thomas G. Burns, Vice President, Finance and Chief Financial Officer.

     The philosophy of both the Board of Directors and the Compensation Committee toward executive compensation is primarily performance oriented. Executive compensation packages generally include a base salary and long term incentives in the form of stock option grants tied to the performance of the Company. In addition, the Company provides a comprehensive medical insurance plan for certain executive officers.

  Base Salary

     Base salaries for executive officers were initially determined by evaluating the responsibilities of the position held, the experience of the individual and reference to the competitive marketplace for executive talent. The base salaries of Harvey Tauman, Richard Tauman and Chaudhury M. Prasad are set forth in their respective employment agreements. Base salaries for the Company's executive officers are reviewed on an annual basis.

     Increases in base salary, which could be greater than that specified in the employment agreements of Harvey Tauman and Richard Tauman (Mr. Prasad's agreement does not set forth any specific increases) are determined by evaluating the performance of the Company and of each executive officer, as well as whether the nature of the responsibilities of the executive has changed. Each of the employment agreements of Harvey Tauman and Richard Tauman provides that each shall receive annual increases not less than the greater of increases in the Consumer Price Index or five percent (5%) of the base salary in the preceding year. In accordance with their respective contractual arrangements, neither Harvey Tauman, Richard Tauman nor Mr. Prasad may have their base salary reduced, except in one instance for Harvey Tauman.

     For Fiscal 1995 the base salary of Harvey Tauman, the Chief Executive Officer, President and Treasurer, as well as the then Chief Operating Officer of the Company, was determined pursuant to the terms of his employment agreement executed in April 1993. Such base salary was determined prior to the formation of the Compensation Committee, although the agreement was approved by the entire board with Mr. Tauman abstaining from the vote thereon. However, in connection with the license agreement entered into by the Company with QVC, Inc. ('QVC'), the Compensation Committee determined that effective as of September 1, 1993 (contemporaneous with the effective date of such license agreement) and solely for so long as such license agreement with QVC remains in effect, the base salary of Mr. Tauman would be increased by $100,000, payable in such equal installments as his regular salary.

     The Compensation Committee took this action in view of the contractual obligation of Mr. Tauman to make eighteen (18) appearances per annum at the QVC studios in Pennsylvania to promote the sale of the Company's products, which obligated Mr. Tauman to be available for up to fifty-four (54) days per year to promote the sale of the Company's products on QVC. The amount of additional time to be required for such appearances, as well as the necessary preparatory time, is considerable. Such services as the chief spokesperson for the Company's product line on QVC are in addition to his duties as Chief Executive Officer, President and Treasurer of the Company.

     For 1995, the Committee reviewed the base salaries of all of the executive officers. It was noted that the compensation of each of the executive officers, other than the Chief Executive Officer, was relatively low with none of the other executive officers having compensation above the threshold for disclosure in the Company's reports filed with the Securities and Exchange Commission. The Committee considered the increased work load of the executive officers of the Company, which resulted in bringing to market a substantial number of new products, as well as producing an infomercial to market the Company's products through another avenue, in addition to the existing live telecasts on QVC.

     However, when the Committee met in November and December of 1995, it was aware that although profitable, sales and earnings of the Company would be less than the prior year. Net sales for Fiscal 1995 of approximately $7.3 million reflected a decrease of $1.3 million, or 15% from approximately $8.6 million in net sales for the fiscal year ended December 31, 1994 ('Fiscal 1994'). This decrease was primarily the result of QVC's purchasing patterns, partially offset by increased sales to the Infomercial Joint Venture and QVC's European affiliate. QVC's purchasing patterns, which are primarily affected by the timing of Hydron Care programming, resulted in QVC holding approximately $1.8 million more of the Company's inventory, at QVC's cost, at December 31, 1994 than it held in inventory at December 31, 1995. However, retail sales of the Company's products by QVC to consumers increased by thirty percent (30%) in Fiscal 1995 over retail sales in Fiscal 1994. As a result thereof, the demands upon the executive officers in general and the Chief Executive Officer and Executive Vice President in particular, were greater.

     In view of the foregoing, the Committee determined that it would be proper to grant an across the board increase of five (5%) percent to the base salaries of all executive officers with the exception of Richard Tauman.

     With respect to Richard Tauman, Executive Vice President, the Committee was advised that the Executive Vice President had assumed additional responsibilities of, and had been performing the services normally associated with, the position of Chief Operating Officer. The Committee believed that the base salary of the Executive Vice President should be commensurate with the additional responsibilities undertaken and services being performed; that it would be inequitable to have the base salary of the Executive Vice President below that of other executive officers of the Corporation, with the exception of the Chief Executive Officer; and further based its decision upon the compensation being paid to other Chief Operating Officers in the industry. Further, the Committee was of the belief that the Executive Vice President should have the additional corporate officer title of Chief Operating Officer, and so recommended to the entire board. In view of the foregoing, the base salary of Richard Tauman was increased from $74,360 to $100,000 per annum, effective as of January 1, 1996.

  Annual Incentives

     In considering the award of bonus compensation for the employees of the Company for their services performed in fiscal year ending December 31, 1995, the Committee based its decisions upon the increased work load of the executive officers of the Company, as well as the actual results of operations, as discussed above.

     In view of the foregoing, the Committee determined that was necessary and proper to reward the Company's executive officers with bonus compensation. Further, it was determined that notwithstanding the increased demands upon the Chief Executive Officer, in view of the decrease in sales and earnings of the Company, the bonus paid to the Chief Executive Officer would be reduced by 33% from that paid for the preceding fiscal year. Further still, the Committee agreed to recognize the increased assumption of responsibility and performance of services by the Executive Vice President, and increase his bonus compensation by $2,500.

     Therefore, the bonus compensation awarded for Fiscal 1995 was as follows:
Harvey Tauman, Chief Executive Officer and President--$100,000; Richard Tauman, Executive Vice President--$12,500; Chaudhury M. Prasad, Vice President, Operations--$7,500; Thomas G. Burns, Vice President, Finance and Chief Financial Officer--$10,000; Karen Gray, Vice President, Corporate Communications--$10,000.

  Long Term Incentives


     Long term incentives are presently geared toward linking benefits to corporate performance through the granting of stock options. All options to executive officers terminate on or shortly after severance of the relationship between the Company and the executive, which tends to build company loyalty and provide extra incentive for increased performance. Other than with respect to the options granted to the Chief Executive Officer, the number of shares for which options were granted was determined after recommendations made by the Chief Executive Officer.

     The Committee reviewed the aggregate compensation package for each executive officer, noting the increased base salary as increased, as well as the bonus compensation awarded. It reviewed such compensation in light of the factors mentioned above, i.e., the increased demands made upon the executive officers in general, a well as upon the Chief Executive Officer and Executive Vice President in particular, vis a vis the decrease in net sales and earnings of the Company notwithstanding such increased service.

     Therefore, in Fiscal 1995 the Committee authorized the grants of nonqualified stock options to the executive officers of the Company to purchase shares of common stock of the Company for a five (5) year period at or above the fair market value on the dates of grant, as follows: Harvey Tauman--100,000 shares; Richard Tauman--60,000 shares; Chaudhury M. Prasad--2,500 shares; Thomas
G. Burns--10,000 shares and Karen Gray--10,000 shares.

  Conclusion

     The Compensation Committee considers the compensation being paid to all executive officers to be fair and equitable in view of the services being performed for the Company, especially in view of the Company's rapidly expanding operations.

     The Compensation Committee believes that its present policies toward executive compensation in rewarding loyal and exemplary service to the Company, and the policies of the entire Board prior to the establishment of the Compensation Committee with its emphasis on retaining cash to fund the development and marketing of the Company's products, while linking potential substantial benefits to executives to Company performance, has served to focus the efforts of the Company's executives on seeking the attainment of growth and continued profitability for the Company, which management believes, if obtained, will in turn result in an increase in value to all of the Company's shareholders.

                                       The Members of the Compensation Committee


                                                                      Frank Fiur
                                                             Samuel M. Leb, M.D.
                                                                  Nestor Cardero
                                                               Joseph A. Caccamo

                               PERFORMANCE GRAPH

     The following graph compares the performance for the periods indicated in the graph of the Company's Common Stock with the performance of the Nasdaq Market Index and the average performance of a group of the Company's peer companies consisting of: Alberto-Culver (both Class A and Class B shares), Alfin, Inc., Aloette Cosmetics Inc., American Safety Razor Co., Avon Products Inc., Beauticontrol Cosmetics, CCA Industries, Inc., Chromomatics Color Science, Cosmetic Group, USA, Del Laboratories Inc., Dep Corp. Class B shares, Erox Corp., Estee Lauder Cosmetics, Inc., French Fragrances, Inc., Gillette Co., Guest Supply Inc., Helene Curtis Inc., Jean Philippe Fragrances, Inc., Lee Pharmaceuticals, Maybelline Inc., Mem Co. Inc., Nutramax Products, Inc., Parlux Fragrances, Inc, Saint Ives Labs Inc., Stephan Co. and Tristar Corp. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at the beginning of the period indicated in the graph, and that all dividends were reinvested.



                          1990       1991     1992     1993     1994     1995
Hydron Technologies     100.00     181.82   209.09   345.45   700.00   262.30
MG Group Index          100.00     173.07   183.63   184.63   228.82   315.53
NASDAQ Market Index     100.00     128.38   129.64   155.50   163.26   211.77


                      ASSUMES $100 INVESTED ON JAN.1 1991
                         ASSUMES DIVIDEND REVINVESTED
                       FISCAL YEAR ENDING DEC. 31, 1995



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Joseph A. Caccamo, a director of Company, is the principal of Joseph A. Caccamo Attorney at Law, P.C., general counsel to Company. Mr. Caccamo's firm was paid $64,224 in legal fees and for reimbursement of disbursements incurred on behalf of Company during Fiscal 1995. Mr. Caccamo was granted options in Fiscal 1995 to purchase 10,000 shares at $3.21875, the fair market value at the time of grant, and received a non-employee director's fee of $5,000.

                                 PROPOSAL NO. 2
                           RATIFICATION OF SELECTION
                             OF ERNST & YOUNG, LLP
                            AS INDEPENDENT AUDITORS

     The Board of Directors of the Company has approved the engagement of Ernst & Young, LLP as the independent public accountants of the Company for the fiscal year ending December 31, 1996. Ernst & Young, LLP has audited the Company's financial statements since the fiscal year ended December 31, 1991.

     The Company is advised that neither that firm nor any of its partners has any material direct or indirect relationship with the Company. The Board of Directors considers Ernst & Young, LLP to be well qualified for the function of serving as the Company's auditors. The New York Business Company Law does not require the approval of the selection of auditors by the Company's shareholders, but in view of the importance of the financial statements to shareholders, the Board of Directors deems it desirable that they pass upon its selection of auditors. In the event the shareholders disapprove of the selection, the Board of Directors will consider the selection of other auditors. The Board of Directors recommends that you vote in favor of the above proposal.

     A representative of Ernst & Young, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

     Unless otherwise directed by the shareholder giving the proxy, the proxy will be voted for the ratification of the selection by the Board of Directors of Ernst & Young, LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1996.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders for presentation at the 1997 Annual Meeting must be received in writing by the Secretary of the Company at its offices by February 26, 1997 in order to be considered for inclusion in the Company's proxy statement relating to that meeting.

                                              By Order of the Board of Directors

                                                            Chaudhury M. Prasad,
                                                                       Secretary

                           HYDRON TECHNOLOGIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Harvey Tauman and Chaudhury M. Prasad as proxies (the 'Proxies'), each with power of substitution and resubstitution, to vote all shares of Common Stock, $.01 par value per share, of HYDRON TECHNOLOGIES, INC. (the 'Corporation') held of record by the undersigned on June 24, 1996 at the Annual Meeting of Shareholders to be held 10:00 A.M., local time, on July 25, 1996, at the Boca Raton Marriot Crocker Center, 5150 Town Center Circle, Boca Raton, Florida 33486, or at any adjournments thereof, as directed below, and in their discretion on all other matters coming before the meeting or any adjournments thereof.

     When properly executed, this Proxy will be voted as directed. If no direction is made, this Proxy will be voted 'FOR' Proposals 1 and 2.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

X  Please mark your
   votes as in this
   example.


1. Election of                          NOMINEES: Harvey Tauman,
   nine (9)                             Richard Tauman, Chaudhury M. Prasad,
   directors                            Frank Fiur, Samuel M. Leb, M.D., Nestor
   (MARK ONLY                           Cardero, C.P.A., Joseph A.
   ONE OF THE                           Caccamo, Esq., Hugues Lamotte and
   TWO BOXES                            Richard Banakus
   FOR THIS ITEM)

VOTE FOR all nominees named above except those who may be named on this line:

- -----------------------------------

    FOR           WITHHELD

    / /             / /


2. Proposal to ratify appointment of Ernst & Young, LLP as the Corporation's independent certified public accountants:

    FOR                  AGAINST                       ABSTAIN

    / /                    / /                           / /



3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    FOR                  AGAINST                       ABSTAIN

    / /                    / /                           / /

Dated: ______________________ 1996

X ________________________________
            Signature

X ________________________________
          Print Name(s)

X ________________________________
    Signature, if held jointly

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN
SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.
WHEN SIGNING AS ATTORNEY OR EXECUTOR, ADMINISTRATOR,
TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.
IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME
BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A
PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY
AUTHORIZED PERSON.